HSBC USA Inc.

Buffered Market Participation SecuritiesTM

Linked to the S&P 500® ESG Index (the “Reference Asset”)

► 1.0x exposure to any positive return of the S&P 500® ESG Index, subject to a maximum return of at least 35.00% (to be determined on the Pricing Date)

► Protection from the first 20% of any losses of the Reference Asset

► Approximately a 5-year Maturity

The Buffered Market Participation SecuritiesTM (each a “Note” and collectively the “Notes") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-19 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-7 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $840 and $940 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-4 and “Risk Factors” beginning on page FWP-7 of this document for additional information.

HSBC pledges to invest the amount raised by this Note into projects that align with the United Nations Sustainable Development Goals. This Note is an obligation of the issuer, HSBC USA Inc, and all payments of principal and interest are obligations of the issuer.

Indicative Terms[1]

Sustainable Development Goals

▪ HSBC is embracing the catalyzing role its lending activities can play towards the achievement of the United Nations’ Sustainable Development Goals (UNSDGs). The bank has pledged $100 billion in sustainable financing by 2025. These funds will go towards climate change, as well as reducing poverty and inequality.

▪ The United Nations Sustainable Development Goals are a unified action plan for promoting global sustainability. The amount raised by this Note will fund projects that are closely aligned with several of these goals.

▪ The range of sustainable development projects supported may include building hospitals, schools, small scale renewable energy power plants, LEED certified buildings, public railway systems, and more. The projects align with these goals:

The S&P 500® ESG Index

▪ The S&P 500® ESG Index aligns investment objectives with Environmental, Social, and Governance (ESG) values. The index’s broad market exposure and industry diversification result in a return profile similar to that of the S&P 500® Index (see graph on the following page).

▪ The index uses the new S&P DJI ESG Scores and other comprehensive ESG data to select companies, targeting 75% of the market capitalization of each Global Industry Classification Standard industry group within the S&P 500® Index.

▪ The S&P 500® ESG Index excludes tobacco, controversial weapons, and companies not in compliance with the UN Global Compact. In addition, those with S&P ESG Scores in the bottom 25% of companies globally within their industry groups are also excluded.

Principal Amount $1,000 per Note Term Approximately 5 years Reference Asset The S&P 500® ESG Index (Ticker: “SPXESUP”) Upside Participation Rate 100% (1.0x) exposure to any positive Reference Return Maximum Cap At least 35.00% (to be determined on the Pricing Date) Buffer Level -20% Reference Return Final Level – Initial Level Initial Level Payment at Maturity per Security If the Reference Return is greater than zero, you will receive the lesser of: a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and b) $1,000 + ($1,000 × Maximum Cap). If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Level: $1,000 (zero return). If the Reference Return is less than the Buffer Level: $1,000 + [$1,000 × (Reference Return + 20%)]. For example, if the Reference Return is -30%, you will suffer a 10% loss and receive 90% of the Principal Amount, subject to the credit risk of HSBC USA, Inc. If the Reference Return is less than the Buffer Level, you will lose some or a significant portion (up to 80%) of your investment. Initial Level The official Closing Level of the Reference Asset on the Pricing Date Final Level The official Closing Level of the Reference Asset on the Final Valuation Date Pricing Date June 25, 2020 Trade Date June 25, 2020 Original Issue Date June 30, 2020 Final Valuation Date(2) June 25, 2025 Maturity Date(2) June 30, 2025 CUSIP/ISIN 40438CKC4 / US40438CKC46
(1) As more fully described on page FWP-4. (2) Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Equity Index Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-7 of this document, page S-1 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT AT MATURITY

On the Maturity Date, for each Note you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the lesser of:

(a)       $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

(b)       $1,000 + ($1,000 × Maximum Cap*).

*At least 35.00% (to be determined on the Pricing Date)

If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Level, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return is less than the Buffer Level, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 20%)].

Under these circumstances, you will lose 1% of the Principal Amount of your Notes for each percentage point that the Reference Return is below the Buffer Level. For example, if the Reference Return is -30%, you will suffer a 10% loss and receive 90% of the Principal Amount, subject to the credit risk of HSBC. You should be aware that if the Reference Return is less than the Buffer Level, you will lose some or a significant portion (up to 80%) of your investment.

FWP-5